Exhibit 10.1

FOURTH AMENDMENT TO SECOND AMENDED AND RESTATED INVENTORY FINANCING AND SECURITY AGREEMENT

I. Parties

This Fourth Amendment to Second Amended and Restated Inventory Financing and Security Agreement (“Amendment”) is effective as of February 1, 2022, and is made by and among the following parties:

A.Ally Bank (Ally Capital in Hawaii, Mississippi, Montana and New Jersey), a Utah chartered state bank (“Bank”), with a business office located at 5851 Legacy Circle, Suite 200, Plano, TX 75024; and

B.Ally Financial Inc., a Delaware entity (“Ally”) with a business office located at 5851 Legacy Circle, Suite 200, Plano, TX 75024 (together with Bank, the “Ally Parties,” and Bank and Ally each being an “Ally Party”); and

C.Carvana, LLC, an Arizona limited liability company, with its principal executive office located at 1930 West Rio Salado Parkway, Tempe, AZ 85281 (the “Dealership”).

II. Recitals

The essential facts relied on by Bank, Ally and the Dealership as true and complete, and giving rise to this Agreement, are as follows:

A.The Ally Parties and the Dealership are parties to a Second Amended and Restated Inventory Financing and Security Agreement, effective as of October 1, 2020 (as it may have been amended or modified, the “IFSA”), which has been amended by the following:

1.First Amendment to Second Amended and Restated Inventory Financing and Security Agreement, effective as of March 1, 2021,
2.Second Amendment to Second Amended and Restated Inventory Financing and Security Agreement, effective as of July 1, 2021, and
3.Third Amendment to Second Amended and Restated Inventory Financing and Security Agreement, effective as of December 1, 2021.

B.The parties desire to amend the IFSA as outlined in this Amendment, to , among other things, increase the credit line, explicitly permit participation interests with respect to the IFSA, and to specifically provide for certain terms related to any such participation.

III. Agreement

In consideration of the premises and the mutual promises in this Amendment, which are acknowledged to be sufficient, the Ally Parties and the Dealership agree to the following:

A.Capitalized terms used but not defined in this Amendment have the meanings given to them in the IFSA.

B.Effective as of February 1, 2022, Subsection III.A.3 of the IFSA is deleted and replaced with the following:

3. Amount of the Credit Line. The aggregate amount of credit available pursuant to this Agreement (the “Credit Line”) is (a) from February 1, 2022 through September 22, 2022, $3,000,000,000 and (b) on and after September 23, 2022, $2,000,000,000.

C.Effective as of February 1, 2022, a new Subsection III.C.2 of the IFSA is deleted and replaced in its entirety with the following:

2. Required Payments. Dealership must

a.fully, promptly, and faithfully pay to the Ally Parties the Wholesale Outstandings, Interest, Principal Reductions, Late Charges, Other Charges, costs, expenses, fees and any other payment obligations due under this Agreement, as follows:

i.the principal amount of the advance or loan by the Ally Parties for each Inventory Financed Vehicle as and when such Vehicle is sold, leased, consigned, gifted, exchanged, transferred, or otherwise disposed of, registered, placed into service, or no longer in the possession of the Dealership, or if it is otherwise lost, stolen, confiscated, missing, or otherwise not received, or if it is damaged or destroyed,

ii.the total amount specified in the Wholesale Billing Statement or other billing statements for Interest, Principal Reductions, Late Charges, Other Charges, costs, expenses, fees, and any other payment obligations, immediately upon receipt from the Ally Parties,

b.no later than 5 p.m. eastern time on September 21, 2022, if the Wholesale Outstandings are greater than the Credit Line as it will be reduced on and after September 23, 2022 in accordance with the definition thereof, fully and faithfully pay to Ally Parties a principal reduction in an amount sufficient to reduce the Wholesale Outstandings to an amount no greater than such Credit Line, together with all accrued and unpaid Interest, Late Charges, Other Charges, costs, expenses, fees with respect to such amount as reasonably determined by Ally, (any such payment is the “Required Wholesale Outstandings Reduction Payment”); Dealership will specifically identify any Required Wholesale Outstandings Reduction Payment to the Ally Parties, and such identification will serve as Dealership’s instruction to apply the Required Wholesale Outstandings Reduction Payment first to reduce Wholesale Outstandings and then to any such related Interest, Late Charges, Other Charges, costs, expenses, fees. The parties hereto hereby agree that (A) any such Required Wholesale Outstandings Reduction Payment is a “Specified Mandatory Payment”, as defined in any Participation Agreement for Par/Near Par Trades, in which the Ally Parties, as “Seller,” sell a participation interest that includes this Agreement (any such agreement is a ”Participation Agreement”) and (B) the application of any such Required Wholesale Outstandings Reduction Payment by the Ally Parties shall be made subject to, and in accordance with, the Participation Agreement.

D.Effective as of February 1, 2022, Section III.C.7 of the IFSA is deleted and replaced in its entirety with the following:

7. Source and Application of Payment. The source of all payments due under this Agreement is presumptively deemed to be Collateral (as defined in III.D.1, below). Absent Default (as defined in Section III.H below), or as specifically set forth in and identified in accordance with Section III. C. 2.(c), the Ally Parties will apply payments pursuant to Dealership’s instructions. Absent instruction from Dealership, or as specifically set forth in and identified in accordance with Section III. C. 2.(c), or in the event of Default, the Ally Parties will apply payments against any obligation due and owing by Dealership under this Agreement or other Financing Accommodations. A payment is not final to the extent of any defeasance of it by pplication of law. Payment made by check, draft, or other instrument will be deemed made by Dealership not later than one (1) business day after the instrument is accepted by the payor bank. Except as otherwise provided in any SmartCash Agreement between Dealership and either or both of the

Ally Parties, payments made by wire transfer, electronic fund transfer, automated clearing house transfer, and other electronic means will be deemed made by Dealership upon posting of such payment by the Ally Parties.

E.Effective as of February 1, 2022, Section III.K.3 of the IFSA is deleted and replaced in its entirety with the following:

3. Dealership must not assign or cause the transfer of any duties or obligations under this Agreement without the express written consent of each of the Ally Parties. Each of the Ally Parties may freely (i) assign its interests, rights, duties and obligations under this Agreement, so long as any assignee assumes all obligations under this Agreement or (ii) grant participations with respect to its interests, rights, duties and obligations under this Agreement. For the avoidance of doubt, the Dealership must pay all expenses and reimburse each of the Ally Parties for any cost, expense or other expenditures, including reasonable attorney fees and legal expenses, that arise in connection with any participations granted with respect to its interests, rights, duties and obligations under this Agreement.

F.Effective as of February 1, 2022, Section III.K.11 of the IFSA is deleted and replaced in its entirety with the following:

11. No Third Party Beneficiary. Except as outlined in Section III.D, no Vehicle Seller or any person (other than Bank, Ally and Dealership or any permitted assignee or participant of any of the foregoing) may rely on this Agreement or any term or provision contained in this Agreement.

G.Dealership agrees that (i) any Ally Party may disclose any data, documentation, materials or other information received by it from Dealership, its affiliates or otherwise in connection with the IFSA or the transactions contemplated thereunder to any of its permitted assignees or participants or their respective affiliates and (ii) any such permitted participant or assignee may share any fee letters or other agreements they enter into with the Dealership or any of its affiliates in connection with the IFSA or the transactions contemplated thereunder (including any assignment or participation thereof) with any of the Ally Parties or their respective affiliates.

H.Dealership is authorized and empowered to execute and deliver this Amendment and to do all things necessary and appropriate to fulfill and implement the terms and conditions of it.

I.All other provisions of the IFSA remain unchanged and in full force and effect as written. In the event of a conflict between the terms of the IFSA and this Amendment, the terms of this Amendment prevail.

J.Except as provided above, the IFSA and all other agreements between each of the Ally Parties and the Dealership remain in full force and effect as written.

K.If any provision of this Amendment is held to be invalid or unenforceable by a court of competent jurisdiction, all other provisions remain valid and enforceable.

L.This Amendment:

1.May be modified only by a writing signed by all parties.

2.May be signed in counterparts, each of which is deemed an original, and all of which taken together constitute one and the same agreement. Any electronically placed or delivered (e.g., via fax or email) signatures of the parties constitute and are deemed original signatures for all purposes.

3.Binds and inures to the benefit of the parties and their respective successors and assigns.

IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representative effective the date first written above.

Ally Bank		Carvana, LLC

By:	/s/ Stephen B. Gambrel	By:	/s/ Paul Breaux
Name:	Stephen B. Gambrel	Name:	Paul Breaux
Title:	Authorized Representative	Title:	General Counsel
Date:	January 31, 2022	Date:	January 31, 2022

Ally Financial Inc.

By:	/s/ Stephen B. Gambrel
Name:	Stephen B. Gambrel
Title:	Authorized Representative
Date:	January 31, 2022